Exhibit 99.1

7733 Forsyth Boulevard	Phone: 314.854.8000
Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release
Belden Reports Solid First Quarter 2011 Results; Raises Full-Year Guidance
First Quarter Highlights
•	Increased earnings from continuing operations per diluted share to $0.46, up 53% over last year’s results of $0.30 per diluted share;

•	Grew revenue 20% year-over-year to $461.6 million;

•	Improved the Company’s presence in emerging markets with the acquisition of Poliron, a leading Brazilian cable company;

•	Enhanced the Company’s broadcast business with the acquisition of ICM Corp., Belden’s second broadcast connectivity acquisition in the past six months; and

•	Raised full-year guidance for fiscal 2011 to revenues of $1.96 — $2.00 billion and income from continuing operations per diluted share of $2.15 — $2.30, up from prior guidance of $1.85 — $1.90 billion and $2.05 — $2.25, respectively.
St. Louis, Missouri — April 27, 2011 — Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today reported fiscal first quarter 2011 results for the period ended April 3, 2011.
First Quarter Results
Revenue for the quarter totaled $461.6 million, up $77.2 million or 20% compared to $384.4 million in the first quarter 2010. Earnings from continuing operations per diluted share for the quarter totaled $0.46, compared to $0.30 for the period ended April 4, 2010.
Results for the current quarter include the acquisitions of GarrettCom and the Thomas & Betts communications products business completed in the fourth quarter 2010, plus the acquisition of ICM Corp. completed in January 2011. Due to the closing of the Poliron transaction on April 1, 2011, first quarter 2011 revenues and earnings were unaffected by that acquisition.
John Stroup, President and CEO of Belden Inc., said, “We are benefiting from strategic portfolio actions that were immediately accretive to earnings and are expected to contribute increasingly to our business over the long term. In addition to these changes to our portfolio, we are experiencing a return to growth in many of our end markets, particularly in the industrial sector. Further, we have been able to leverage this growth into expanded operating margin and continued investment in our strategic priorities.”
Mr. Stroup continued, “We also recently expanded the Company’s financial capacity with the execution of a 5-year, $400 million revolving credit facility. This new facility offers significant improvements in the flexibility and cost of any future short-term borrowings.”

Belden Reports Solid First Quarter 2011 Results; Raises Full Year Guidance— Page 2 of 3
Outlook
“Based on this very solid start to the year, I am increasingly confident that Belden will deliver another year of improved operating performance in 2011. We are well positioned on a global basis despite minor disruptions to Belden’s business resulting from the earthquake in Japan and turmoil in the Middle East and North Africa, which have been incorporated in our forecast,” said Mr. Stroup.
The Company expects second quarter 2011 revenues to be $510 — $515 million and income from continuing operations per diluted share of $0.58 — $0.61. For the full year ending December 31, 2011, the Company expects revenues to be $1.96 — $2.00 billion and income from continuing operations per diluted share of $2.15 — $2.30.
Earnings Conference Call
Management will host a conference call today at 10:30 a.m. Eastern to discuss results of the quarter. The listen-only audio of the conference call will be broadcast live via the Internet at http://investor.belden.com. The dial-in number for participants in the U.S. is 866-304-1238; the dial-in number for participants outside the U.S. is 913-312-6650. A replay of this conference call will remain accessible in the investor relations section of the Company’s Web site for a limited time.
Forward Looking Statements
Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. There can be no assurance that the recent improvement in the global economy will continue. Turbulence in financial markets may increase our borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include: the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to achieve acquisition performance expectations and to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other

Belden Reports Solid First Quarter 2011 Results; Raises Full Year Guidance— Page 3 of 3
intangible assets; security risks and the potential for business interruption from operating in volatile countries; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.
About Belden
St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,900 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.
Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	April 3, 2011	April 4, 2010
	(In thousands, except per share amounts)
Revenues	$461,628	$384,424
Cost of sales	(331,173)	(274,014)

Gross profit	130,455	110,410
Selling, general and administrative expenses	(74,936)	(68,735)
Research and development	(13,629)	(10,308)
Amortization of intangibles	(3,679)	(2,713)
Income from equity method investment	3,862	2,641

Operating income	42,073	31,295
Interest expense	(11,808)	(12,946)
Interest income	159	182

Income from continuing operations before taxes	30,424	18,531
Income tax expense	(8,406)	(4,201)

Income from continuing operations	22,018	14,330
Loss from discontinued operations, net of tax	(128)	(2,583)

Net income	$21,890	$11,747

Weighted average number of common shares and equivalents:
Basic	47,209	46,697
Diluted	48,330	47,510

Basic income (loss) per share
Continuing operations	$0.47	$0.31
Discontinued operations	(0.01)	(0.06)

Net income	$0.46	$0.25

Diluted income (loss) per share
Continuing operations	$0.46	$0.30
Discontinued operations	(0.01)	(0.05)

Net income	$0.45	$0.25

Dividends declared per share	$0.05	$0.05

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

				Total
	Americas	EMEA	Asia Pacific	Segments	Eliminations	Total
	(In thousands)
Three Months Ended April 3, 2011
External customer revenues	$276,998	$103,690	$80,940	$461,628	$—	$461,628
Affiliate revenues	12,068	22,666	101	34,835	(34,835)	—

Total revenues	$289,066	$126,356	$81,041	$496,463	$(34,835)	$461,628

Operating income	$31,572	$17,098	$6,373	$55,043	$(12,970)	$42,073

Three Months Ended April 4, 2010
External customer revenues	$217,929	$90,550	$75,945	$384,424	$—	$384,424
Affiliate revenues	12,737	14,743	—	27,480	(27,480)	—

Total revenues	$230,666	$105,293	$75,945	$411,904	$(27,480)	$384,424

Operating income	$23,788	$11,061	$5,710	$40,559	$(9,264)	$31,295

BELDEN INC.
SUPPLEMENTAL PRODUCT GROUP INFORMATION
(Unaudited)

	Americas	EMEA	Asia Pacific	Total
	(In thousands)
Three Months Ended April 3, 2011
Cable products	$211,106	$43,211	$64,811	$319,128
Networking products	26,614	32,593	12,048	71,255
Connectivity products	39,278	27,886	4,081	71,245

Total revenues	$276,998	$103,690	$80,940	$461,628

Three Months Ended April 4, 2010
Cable products	$186,751	$39,879	$64,681	$291,311
Networking products	13,309	28,374	7,575	49,258
Connectivity products	17,869	22,297	3,689	43,855

Total revenues	$217,929	$90,550	$75,945	$384,424

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 3, 2011	December 31, 2010
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$323,085	$358,653
Receivables, net	322,556	298,266
Inventories, net	208,080	175,659
Deferred income taxes	9,231	9,473
Other current assets	19,914	18,804

Total current assets	882,866	860,855

Property, plant and equipment, less accumulated depreciation	286,637	278,866
Goodwill	353,772	322,556
Intangible assets, less accumulated amortization	158,755	143,820
Deferred income taxes	28,113	27,565
Other long-lived assets	68,646	62,822

	$1,778,789	$1,696,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$228,585	$212,084
Accrued liabilities	156,923	145,840

Total current liabilities	385,508	357,924

Long-term debt	551,056	551,155
Postretirement benefits	118,668	112,426
Other long-term liabilities	36,327	36,464
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	595,305	595,519
Retained earnings	191,063	171,568
Accumulated other comprehensive income (loss)	13,838	(8,919)
Treasury stock	(113,479)	(120,156)

Total stockholders’ equity	687,230	638,515

	$1,778,789	$1,696,484

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Three Months Ended
	April 3, 2011	April 4, 2010
	(In thousands)
Cash flows from operating activities:
Net income	$21,890	$11,747
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	12,860	14,614
Share-based compensation	2,925	3,325
Pension funding less than (greater than) pension expense	1,613	(6,004)
Provision for inventory obsolescence	878	919
Tax deficiency (benefit) related to share-based compensation	(1,668)	278
Income from equity method investment	(3,862)	(2,641)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	(12,431)	(20,255)
Inventories	(24,622)	(12,520)
Accounts payable	10,528	18,429
Accrued liabilities	(30,638)	(21,293)
Accrued taxes	7,347	(1,191)
Other assets	(794)	3,298
Other liabilities	347	(1,913)

Net cash used for operating activities	(15,627)	(13,207)

Cash flows from investing activities:
Cash used to acquire businesses, net of cash acquired	(23,192)	—
Capital expenditures	(6,798)	(7,002)
Proceeds from disposal of tangible assets	1,136	1,824
Cash provided by other investing activities	—	163

Net cash used for investing activities	(28,854)	(5,015)

Cash flows from financing activities:
Payments under borrowing arrangements	—	(46,268)
Cash dividends paid	(2,392)	(2,361)
Tax benefit (deficiency) related to share-based compensation	1,668	(278)
Proceeds from exercise of stock options	3,952	543

Net cash provided by (used for) financing activities	3,228	(48,364)

Effect of foreign currency exchange rate changes on cash and cash equivalents	5,685	(3,410)

Decrease in cash and cash equivalents	(35,568)	(69,996)
Cash and cash equivalents, beginning of period	358,653	308,879

Cash and cash equivalents, end of period	$323,085	$238,883